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                                                                  EXHIBIT 10.61


                              EMPLOYMENT AGREEMENT

     This Agreement ("Agreement") is made as of this 31st day of January, 1997 by and between JAN BURMAN (hereinafter "Burman") and FIRST INDUSTRIAL REALTY TRUST, INC., a Maryland corporation (hereinafter "Employer"). Capitalized terms contained herein and otherwise undefined shall have the respective meanings given to each of them in that certain Contribution Agreement, dated as of January 31, 1997, by and among FR Acquisitions, Inc. and the other parties thereto (the "Contribution Agreement").

     The parties hereto agree as follows:

ARTICLE I - TERM OF EMPLOYMENT

     1.01 Employer hereby employs Burman and Burman hereby accepts employment by Employer commencing on the date hereof and pursuant to the terms hereof.

     1.02 The term of this Agreement (the "Term") shall end at 12:01 a.m. New York time on the fifth anniversary of the date hereof (the "Expiration Date"), except as otherwise provided herein.

ARTICLE II - DUTIES AND POWERS OF BURMAN

     2.01 Except as may be otherwise approved by the Board of Directors of Employer (the "Board") or as otherwise expressly provided herein, Burman shall devote his full-time, diligent and good faith efforts to the operation of the business of Employer, as more fully detailed below, at all times in accordance with any and all written rules and policies of Employer, if and to the extent that such rules and policies are uniformly enforced with respect to all Senior Regional Directors of Employer (the "SRDs"). Additionally during the Term, except as may otherwise be approved by the Board, Employer shall be entitled to the exclusive benefits of Burman's knowledge, experience, business contacts and opportunities relating to the business of Employer. Notwithstanding anything to the contrary contained in this Agreement, however, Burman shall have the right to participate in strategic and significant business decisions (e.g., sale and refinance) concerning the Retained Properties, but Burman, acting in his individual capacity, shall not have the right to participate in the day-to-day management and leasing decisions concerning any or all of the Retained Properties. The "business of Employer" shall consist of the acquisition, development, ownership, management, leasing and sale of warehouse and industrial real property.

     Burman shall be responsible to Employer to perform and/or oversee the following:




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        1. The day-to-day management and operation of real property assets located (collectively, the "Territory"), owned by Employer or by entities in which Employer holds an ownership interest ("Property Management");

        2. The marketing for lease or sale of real property assets located in the Territory and owned or managed by Employer or entities in which Employer holds an ownership interest (together with Employer, the "Employer Entities") and the negotiation, documentation and consummation of lease and sale transactions involving real property assets located in the Territory and owned or managed by Employer Entities (the "Real Property Assets") [collectively, "Marketing"];

        3. The acquisition of Real Property Assets, if and to the extent such acquisitions are approved by the Board (or the Board's Investment Committee, as the case may be) or the appropriate partners, officers or directors of any other applicable affiliate of Employer ("Acquisition").

     2.02 Burman will hold the title of SRD of the Territory, and shall have primary responsibility for the conducting of Employer's business in the Territory. The Territory's Regional Headquarters will be located initially in Syosset, New York, but may be relocated elsewhere in Nassau County, New York by Employer.

     2.03 If (a) a proposed Acquisition is presented to Employer by Burman; (b) Employer approves such Acquisition in accordance with its policies and procedures then in effect; and (c) the property to be acquired (the "New Property") is located outside the then-applicable geographic boundaries of the Territory, then, upon the closing of such Acquisition, the Territory shall automatically be expanded to include the city (or township, village or municipality, as the case may be) in which the New Property is located unless
(i) the New Property is located in the existing territory of another SRD (it being understood and agreed that, except as is otherwise expressly provided in this Section 2.03 with respect to the Territory, the senior officers of Employer shall have the sole discretion to establish the geographic boundaries of each SRD's respective territory); or (ii) the Board (or the Investment Committee, as the case may be), in the process of approving the acquisition of the New Property, specifically determines that the Territory shall not so expand. In the event that either (i) or (ii) above is applicable, then none of Burman and the employees engaged by Employer in the Territory shall be responsible for the day-to-day management and operation of that particular New Property. Except as otherwise expressly provided above in this Section 2.03, any other expansion or contraction of the Territory shall be made by amendment to this Agreement and shall be subject to Burman's prior approval.

     2.04 Subject to: (a) with respect to those matters that may require Board approval, the specific approval of the Board; (b) policies or guidelines implemented by Employer out of its Chicago headquarters or by the Board, and uniformly applied with respect to all SRDs; and (c) any budget adopted by Employer, from time to time during the Term, with respect to all or some portion of the Territory (a "Budget"), Burman shall have the right and obligation within the Territory to: (i) hire and fire employees (pursuant to Employer's personnel policies, as such

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policies may be modified or amended from time to time); (ii) establish, review, and revise the compensation of employees engaged to perform services in the Territory (excepting only himself); (iii) negotiate, document, and enter into contracts for Property Management and Marketing; (iv) negotiate, document, and enter into contracts with such suppliers of products and services as Burman deems appropriate for the rendering of Property Management and Marketing services to Employer; (v) purchase or lease equipment for Employer for the performance and rendering of Property Management, Marketing and Acquisition services, and tend to all matters relating thereto; (vi) lease building space for occupancy by Employer for Employer's offices and for such other reasonable functions as Burman deems appropriate for the business of Employer in the Territory; and (vii) negotiate, document, execute and perform under leases on behalf of any Employer Entities, whether as landlord or management/leasing agent, as the case may be ("Leases"). Notwithstanding anything to the contrary contained in this Section 2.04, and, with respect to leasing commissions and tenant improvements, Section 2.06, if any expenditure proposed to be made by Burman pursuant to his duties to Employer (1) is not contemplated or provided for in the relevant Budget and (2) exceeds $25,000, per item or occasion, Burman shall refrain from making such expenditure until Burman receives the approval for such expenditure from any Vice President or more senior officer based in the Chicago headquarters of Employer.

     2.05 Without the prior approval of the Board or the Investment Committee, as the case may be (which, as in all cases requiring the approval or consent of the Board or Investment Committee under this Agreement, may be given or withheld in the Board's or the Investment Committee's sole discretion), Burman shall not do any or all of the following:

            1.   Increase his compensation or extend the Term;

            2. Purchase, or contract to purchase, any real property on behalf of Employer or any Employer Entities; or

            3. Sell or refinance, or contract to sell or refinance, any Real Property Assets on behalf of Employer or any Employer Entities.

Burman agrees that he shall promptly advise the Employer's chief investment officer or its Senior Vice President-Acquisitions (individually or collectively, "Head of Acquisitions") of the pendency of any acquisition or disposition of any real property on behalf of Employer or any Employer Entities, and shall follow the directions of the Head of Acquisitions with respect to the further pursuit of any such potential acquisition or disposition. If, at any time during the Term, however, Burman seeks approval or direction from the Head of Acquisitions with respect to a particular acquisition or disposition, and the Head of Acquisitions is not available, then Burman may seek approval or direction from Employer's Chief Operating Officer (the "COO"). If Burman receives the approval of the Head of Acquisitions or the COO, as applicable, to pursue an acquisition or disposition, and Burman desires that a formal purchase and sale contract be executed in connection therewith, then any one of the President, Chief Operating Officer, Chief Financial Officer or Senior Vice President - Acquisitions of Employer shall be the signatory to any such contract for an acquisition or disposition. Burman acknowledges that, as of the date of this Agreement, no acquisition or disposition may be consummated on behalf

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of the Employer without the approval of the Investment Committee or, in certain instances, the Board. As of the date of this Agreement, acquisitions or dispositions of real property on behalf of Employer require only the approval of the Investment Committee if the aggregate consideration required to be paid for such acquisition or disposition does not exceed $15,000,000. Currently, then, the Board must approve acquisitions or dispositions involving consideration in excess of $15,000,000. Notwithstanding anything to the contrary contained in this Section 2.05, if the Board modifies its policies with respect to the matters provided in this Section 2.05, and such modifications are applicable to all SRDs, or to Burman, as an SRD, specifically, then Burman shall abide by such modified policies to the extent such policies differ from what is provided above in this Section 2.05.

     2.06 Notwithstanding anything to the contrary contained above, without the prior approval of the COO, or such other officer designated by the COO for such purpose, Burman shall not enter into any Lease (i) with respect to premises exceeding 100,000 rentable square feet, or (ii) with annual fixed net base rent exceeding $500,000 for any year of the lease term, assuming the exercise of all options in the Lease, or (iii) with an initial term exceeding five (5) years, or with a full term, assuming the exercise of all options in the Lease, exceeding ten (10) years, or (iv) that requires the expenditure of $100,000 or more, in the aggregate, by Employer to both satisfy the obligations imposed on the landlord under that Lease to perform tenant improvements and pay any leasing commissions owed by Employer in connection with such Lease.

     2.07 As an SRD, Burman shall also have the authority to negotiate the terms and provisions of, and enter into, any third-party management contracts for the day-to-day leasing, operation and management of New Properties if and to the extent that, in the process of approving an Acquisition, the Investment Committee or the Board (if the Board's approval of the Acquisition is required) approve the engagement of a third-party manager for the applicable New Property. In such an event, Burman must engage the third-party manager in accordance with any additional terms, with respect to such third-party management arrangement, required by the Investment Committee and the Board (if the Board's approval of the Acquisition is required).

ARTICLE III - COMPENSATION

     3.01 Burman shall receive a guaranteed minimum annual salary ("Annual Salary"), based on the duration of his employment during any year, equal to the Annual Salary payable to all other SRDs engaged by Employer, from time to time; and such Annual Salary shall be payable in twenty-four (24) equal installments on the fifteenth day and last day of each month during the Term (a "Payment Date"). The Annual Salary shall be $125,000 for each of 1996 and 1997. If any Payment Date falls on other than a normal business day, the salary payment due on such Payment Date shall instead be payable on the last normal business day preceding such Payment Date.

     3.02 In addition to the Annual Salary, Burman shall also be entitled to participate in all incentive, bonus and stock option programs offered by Employer from time to time to the SRDs, as such may be approved or implemented from time to time by the Compensation

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Committee of the Board.  Burman's right to participate in, and to receive compensation under, such programs shall in no event be on lesser terms or in lesser amounts than those offered to the SRDs; provided, however, that incentive or bonus arrangements (a) for which Burman and the SRDs are eligible;
(b) that are based upon the achievement or surpassing of performance goals established by Employer, and (c) that are based upon specified commercial criteria made known to Burman and the SRDs in advance, may vary among the different regions of Employer based upon relative regional performance.

     3.03 Employer shall be entitled to withhold from those amounts payable to Burman from time to time under this Agreement any and all federal, state or local withholding or other taxes or charges which Employer is, from time to time, required (by applicable law, statute, ordinance or regulation) to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

ARTICLE IV - BURMAN'S BENEFITS AND BONUSES

     4.01 Employer will provide Burman with medical/hospitalization/major medical insurance coverage, including dental benefits, in the same amounts, pursuant to the same terms, and subject to the same deductible, as is provided pursuant to the insurance coverage made available, from time to time, to the SRDs.

     4.02 Employer will provide Burman with, and keep in effect during the Term, a term life insurance policy which Employer will purchase from an insurer satisfactory to Burman and providing coverage in an amount equal to the amount of such term life insurance provided to the SRDs. Burman shall have the right to designate such individual or other entity as he wishes as the owner of such life insurance policy, and shall have the power to designate and change, from time-to-time, the beneficiary under such insurance policy.

     4.03 Employer will provide Burman with a disability income insurance policy that will (i) provide Burman with income per year equal to that amount of annual income provided to the SRDs under their respective disability insurance policies, (ii) have a waiting period of not greater than three (3) months from the date of sickness, injury or other disability prior to any disability payment, (iii) provide for lifetime benefits, and (iv) contain a waiver of premium clause. At Burman's option, he may elect to pay the annual premiums for such disability insurance himself, in which case his Annual Salary will be increased by the amount equal to such annual premium. The foregoing disability income insurance policy will define disability in terms of the functions which Burman is required to perform pursuant to this Agreement, and should Burman not be able to perform such functions, he shall be deemed disabled under such policy.

     4.04 Burman shall be entitled to vacation leave of three (3) weeks during each calendar year, beginning January 1, 1997, with full pay (determined on a pro rata basis, based on the then-applicable Annual Salary). The time for vacation shall be chosen by Burman and must be taken within fifteen (15) months after the start of the calendar year with respect to which such vacation leave is made available. Burman's right to be paid in lieu of any vacation leave not

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timely taken shall be determined by the Compensation Committee of the Board and shall be consistent with the policy established for the SRDs.

     4.05 Burman shall be entitled to the following paid holidays per year (if falling on a day other than a Saturday or Sunday): New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

     4.06 Burman shall be entitled to fifteen (15) days per calendar year, beginning January 1, 1997, as sick or personal leave days with full pay (determined on a pro rata basis, based on the then-applicable Annual Salary). Sick or personal leave may be accumulated up to a total of twenty (20) days.

     4.07 If Burman becomes disabled during the Term for any reason that prevents him from fully performing his duties under this Agreement and, as a result, he would be entitled, but for any waiting period, to disability payments under the disability insurance policy described above, Employer agrees to continue his salary (determined on a pro rata basis, based on the then-applicable Annual Salary) during the period of his disability until such time as benefits due under the disability income insurance policy (provided pursuant to Section 4.03 above), begin to accrue, but in no event beyond the end of the Term.

     4.08 So long as this Agreement is in full force and effect, Burman shall have the right to provide reasonable office space accommodations at the Territory's Regional Headquarters for use by Jerome Lazarus (the allocation of such space will be applied against the Budget in effect from time to time).

     4.09 As soon as practicable (i) after the commencement of the Term, Employer shall cause Burman to be elected as a member of the board of directors of FI Development Services Corporation, a wholly-owned subsidiary of Employer, and (ii) after the commencement of the Term and after such entity has been incorporated, Employer shall cause Burman to be elected as a member of the board of directors of First Industrial Development Services Group, Inc.

     4.10 Upon the commencement of the Term of this Agreement, Burman shall be elected as a "Signing Officer" of Employer, with authority as designated by the Board (to the same extent as the SRDs in their respective territories) to execute various acquisition-, leasing-, operational-, disposition-, and development-related documents for and on behalf of Employer (either directly or as general partner of First Industrial, L.P., a Delaware limited partnership). In addition, during such period of time as Burman is SRD of the Territory and Jeffrey Cohen is employed in the Territory by Employer, Jeffrey Cohen shall have the authority to execute Leases so long as (i) Burman has approved the Lease in question, (ii) Burman is unavailable and will not be available to execute an original of that Lease within the prescribed timeframe to execute such Lease and
(iii) the Lease is for premises not exceeding 10,000 rentable square feet in size, and has an initial term not exceeding five (5) years and a full term (assuming the exercise of all options in the Lease) not exceeding ten (10) years.


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ARTICLE V - REIMBURSEMENT OF BURMAN'S EXPENSES

     5.01 Burman is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, gifts, and travel. Employer will reimburse Burman in accordance with its normal expense-reimbursement procedure for all business expenses reasonably incurred, provided that Burman presents to Employer both of the following:

     (a) A monthly expenses report in which Burman records:

          (i)  the amount of each expenditure;

          (ii) the date, place, and designation of the type of entertainment, travel, or other expenses or the date and description of any gift given by Burman for a business purpose;

         (iii) the business purpose for each expenditure; and

          (iv) the name, occupation, address, and other relevant information of each person who is entertained or given a gift sufficient to establish the business relationship to Employer.

     (b) Documentary evidence (such as receipts or paid bills) providing sufficient information to establish the amount, date, place, and essential character of each business expenditure of $75.00 or more.

     5.02 In addition to the foregoing, it is understood and agreed that, in order to properly perform his duties, Burman must have the use of a mobile telephone. Employer agrees to pay directly, or to reimburse Burman for, any and all costs associated with the purchase, installation, activation, and business use of such mobile telephone (in the ordinary course of Burman's performance of his duties under this Agreement).

ARTICLE VI - TERMINATION

     6.01 Employer may terminate this Agreement for any reason whatsoever, including, without limitation, under the following circumstances:

          (a) The occurrence of a breach of this Agreement by Burman (including, but not limited to, excessive absence) that Burman does not cure within ten
     (10) days after Employer delivers to Burman written notice of the alleged breach ("Default Notice"). Notwithstanding the foregoing, if such breach is not capable of being cured within such ten-day period, but Burman commences to cure such breach within five (5) days of Employer's delivery of the Default Notice, then Burman may have such additional time as may be reasonably necessary, up to a maximum of 30 days, to complete such cure, acting diligently and in good faith. A termination pursuant to this paragraph shall take

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     effect upon the expiration of the relevant cure period, if the subject breach has not been cured.

          (b) For "cause," which, for purposes of this Agreement, shall include, without limitation, (i) the fraudulent or criminal conduct of Burman adversely affecting Employer, (ii) alcoholism of, or illegal substance abuse by, Burman, (iii) any willful, reckless, or grossly negligent act, or failure to act, of Burman, or any breach of the fiduciary duty owed by Burman to Employer, which breach has a material adverse effect on either or both of (x) the reputation of either or both of Burman and Employer and (y) Employer's products, trademarks or goodwill (including, without limitation, the reputation thereof), or (iv) any dishonesty, disclosure of Confidential Information (as hereinafter defined) or aiding a competitor of Employer. A termination "for cause" shall take effect immediately upon written notice to Burman from Employer;

          (c) Burman suffering a long-term disability. A long-term disability shall be defined as Burman's inability (based on the standard for honoring a claim established under the disability insurance policy procured for Burman pursuant to this Agreement), due to illness or injury (including alcoholism or illegal substance abuse), to perform his duties as established in Article II above, for a period of three (3) consecutive months. A termination pursuant to this paragraph shall take effect immediately upon written notice to Burman from Employer after the expiration of such three-month period;

          (d) Burman's death, in which case the Agreement shall terminate immediately; and

          (e) The occurrence of a breach of this Agreement on three or more occasions during any 12-month period of the Term (regardless of whether or not such breaches are cured in a timely fashion), in which case this Agreement shall terminate immediately upon written notice to Burman from Employer.

In the event Employer exercises its right of termination for reasons other than any of those specified for in paragraphs (a) through (e) above ("Unstated Reasons"), such termination shall be effective thirty (30) days after Employer's delivery of its written notice of such termination; provided, however, from and after the effective date of a termination for any Unstated Reason, and continuing for a period of six (6) months (or such longer severance period as may be applicable to all of the other SRDs, based on Employer's then-applicable policy at the time of Burman's termination), or through the Expiration Date, whichever occurs first, Employer shall continue to pay to Burman, the Annual Salary and benefits to which he would have been entitled (under the express terms of this Agreement), but for the accelerated termination hereof.

     6.02 Burman shall have no right to terminate this Agreement, except (a) as provided in Sections 6.06 and 6.07 below, and (b) in the event of the occurrence of a breach of this Agreement by Employer, which Employer does not cure within ten days after delivery of Burman's written notice of such alleged breach. Notwithstanding the foregoing, if such breach is not capable of being cured within such ten-day period, but Employer commences to cure such breach within five (5) days of Burman's delivery of written notice of such alleged breach, it

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may have such additional time as may be reasonably necessary to complete such cure, provided Employer acts diligently and in good faith.

     6.03 Subject to Article 8, termination of this Agreement by Employer or by Burman pursuant to any of the provisions of this Article VI shall not prejudice any other remedy to which the terminating party may be entitled as a result of a breach of this Agreement by the non-terminating party, whether at law, in equity, or under this Agreement.

     6.04 In the event this Agreement is terminated for any reason, Burman shall be entitled to receive a prorated portion of his Annual Salary through the effective date of such termination. In addition, in the event this Agreement is terminated for any reason, Burman shall be entitled to reimbursement of all business expenses incurred by him (pursuant to Section 5.01) prior to the effective date of termination that would otherwise be reimbursable hereunder. Further, Burman shall also be entitled to the remuneration provided in Sections 6.01, 6.06 and 6.07.

     6.05 Upon the termination of this Agreement for any reason, Burman shall forthwith return and deliver to Employer, and shall not retain any originals or copies of, any books, papers, price lists or customer contracts, written proposals of Employer or prospective customers or tenants, customer/tenant lists, rent rolls, leases, files, books of account, notebooks and other documents and data relating to the performance of services rendered by Burman hereunder, except for those materials relating to the Retained Properties or in Burman's possession immediately prior to the commencement of the Term (collectively, "Employer's Materials"), all of which Employer Materials are hereby deemed to constitute the property of Employer.

     6.06 Constructive Termination. If, at any time during the Term, except in connection with a termination pursuant to Section 6.01(a), (b) or (e) above, Burman is Constructively Discharged (as hereinafter defined), then Burman shall have the right, by written notice to the Employer, given within one hundred and twenty (120) days of the effective date of such Constructive Discharge, to terminate his services hereunder (the "Termination Notice"), effective as of the date that is thirty (30) days after the date on which such Termination Notice is delivered, and Burman shall have no further rights or obligations under this Agreement other than as provided in this Section 6.06 and in Article VII. For purposes of this Agreement, Burman shall be deemed to have been "Constructively Discharged" upon the occurrence of any of the following events:

               (i) Burman is not re-elected to, or is otherwise removed from, his position as the SRD in the Territory with the Employer other than as a result of (x) Burman's election or appointment to positions of equal or superior scope and responsibility or (y) Burman's breach of, or default under, the terms of this Agreement; or

               (ii) Employer fails to vest Burman with the powers, authority and support services normally attendant, from time to time, to the other SRDs; or


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               (iii) The Employer notifies Burman, in writing, that Burman's employment will be terminated (other than pursuant to Section 6.01(a), (b) or (e) above) or materially modified in the future, or that Burman will be Constructively Discharged in the future.

          If Burman is Constructively Discharged and timely delivers a Termination Notice, then from and after the effective date of a termination pursuant to a Termination Notice, and continuing for a period of six months or through the Expiration Date, whichever occurs first, Employer shall continue to pay to Burman the Annual Salary and benefits to which he would have been entitled (under the express terms of this Agreement), but for the accelerated termination hereof.

          6.07 Termination Upon Change of Control.

               (a) In the event of a Change in Control (as defined below) of the Employer and the termination of Burman's employment by Burman or by the Employer under either (i) or (ii) below, Burman shall be entitled to the "Severance Payment" described below. The Severance Payment shall not be offset against or diminish any other compensation or benefits accrued as of the effective date of termination. The following shall constitute termination under this Section 6.07:

               (i) Burman terminates his employment under this Agreement pursuant to a written notice to that effect delivered to the Board within six (6) months after the occurrence of the Change in Control; or

               (ii) Burman's employment is terminated, including Constructively Discharged, by the Employer or its successor either in contemplation of or within two (2) years after the Change in Control, other than pursuant to Section 6.01(a), (b) or (e) above.

     (b) For purposes of this paragraph, the term "Change in Control" shall mean the following:

               (i) The consummation of the acquisition by any person [as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")] of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power embodied in the then-outstanding voting securities of the Employer; or

              (ii) Approval by the stockholders of the Employer of: (1) a merger or consolidation of the Employer, if the stockholders of the Employer immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation; or (2) a complete or substantial

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     liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of the Employer.

     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because forty percent (40%) or more of the combined voting power of the then-outstanding securities is acquired by: (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (y) any corporation or other entity which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Employer in the same proportion as their ownership of stock in the Employer immediately prior to such acquisition. For purposes of this
Section 6.07, the "Severance Payment" shall be deemed to be mean the Annual Salary and benefits to which Burman would have been entitled (under the express terms of this Agreement), but for the accelerated termination hereof, and such Severance Payment shall be due and payable with respect to and during the period of time commencing on the effective date of the termination of Burman's employment under this Section 6.07, and continuing for a period of six (6) months or through the Expiration Date, whichever occurs first.

ARTICLE VII - NONCOMPETITION AND CONFIDENTIALITY

     7.01 Burman hereby reaffirms his obligations under, and all of the terms set forth in, Paragraph 25 of the Contribution Agreement.

     7.02 Employer acknowledges that heretofore or hereafter during the course of Burman's employment, Employer has produced, and Burman may hereafter produce or have access to, records, data, trade secrets and information not generally available to the public, including, but not limited to, the Employer's Materials ("Confidential Information"), regarding Employer, its subsidiaries and affiliates, the business of Employer, and its real properties and tenants in the Territory and elsewhere in the United States. Accordingly, during and subsequent to the Term, Burman shall hold in confidence and not directly or indirectly disclose, copy or make lists of any or all of such Confidential Information, except to the extent that (i) such information is or hereafter becomes lawfully available from public sources; (ii) such disclosure is authorized in writing by Employer; (iii) such disclosure is required by a law or any competent administrative agency or judicial authority; or (iv) otherwise as is reasonably necessary or appropriate in connection with the performance by Burman of his duties hereunder. All records, files, documents and other materials or copies thereof relating to Employer's business that Burman prepares, has access to, or utilizes (including, but not limited to, the Employer Materials), shall be and remain the sole property of Employer; and shall be promptly returned to Employer upon termination of Burman's employment hereunder. Subject to Section 7.01, during the term of this Agreement, Burman agrees to abide by Employer's reasonable policies, as in effect from time to time and applicable to the SRDs, respecting avoidance of interests conflicting with those of Employer.


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ARTICLE VIII - ARBITRATION

     8.01  Preliminary Dispute Resolution Through Mediation.



               (a) Notice of Dispute. If a claim or controversy arises out of, or relating to, this Agreement, then the party raising or alleging the existence of the claim or controversy shall give notice to the other party specifying (in reasonable detail) the nature of the dispute, including the claim being made or the matter in controversy; the factual basis for the claim or controversy; any purported damages; and any requested relief (a "Dispute Notice"). The Dispute Notice must be given prior to initiating any arbitration concerning the dispute, as provided in Section 8.02 below. If either party commences any arbitration concerning a matter covered by this Section 8.01 prior to sending the required Dispute Notice and mediating in good faith (the "Non-Complying Party"), such failure constitutes grounds for both dismissal of the arbitration, and the levy of attorneys' fees, costs, and expenses against the Non-Complying Party.

               (b) Good Faith Negotiations and Mediation. Within 15 days after delivery of the Dispute Notice, the contesting parties shall make reasonable and good faith efforts to settle the dispute through communication and negotiations through a designated representative of each party to the dispute, each of whom shall have the authority to settle the dispute. If the dispute is not settled within the 15-day period (the "Settlement Period"), then the dispute shall be submitted to a mutually acceptable mediator. Neither party may unreasonably withhold acceptance of a proposed mediator. If the parties fail to agree upon a mediator with ten (10) business days after the expiration of the Settlement Period, each party shall select a mediator and the two mediators selected by the parties shall promptly select a third mediator to preside over the mediation. If either party does not select a mediator within ten (10) business days after the expiration of the Settlement Period, the mediator selected by the other party shall preside over the mediation. The cost of the mediation, and any other subsequent alternative dispute resolution procedures agreed to by the parties, shall be shared equally, except as otherwise expressly provided in Section 8.02(d). The parties shall appear before the selected mediator and engage in mediation in good faith. The mediation must be completed within 60 days after the date of the delivery of the Dispute Notice.

     8.02 Arbitration As Optional Means Of Resolution.

               (a) Arbitration. In the event that the parties fail to agree upon the resolution of any claim or controversy, notwithstanding preliminary mediation under Section 8.01 above, then either of them may then institute arbitration proceedings administered by the American Arbitration Association (the "Association") under its Commercial Arbitration Rules (the "Rules"), to resolve the matter in dispute. Any such arbitration proceeding shall commence by the delivery by one party of a written notice of demand for arbitration (the "Arbitration Demand Notice") to the other party. A copy of the Arbitration Demand Notice shall be simultaneously delivered to the New York City chapter of the Association, as provided by the Rules. Arbitration proceedings shall

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


          commence no later than thirty (30) days after delivery of the Arbitration Demand Notice, pursuant to procedure set forth below.

               (b) The arbitration proceeding shall be conducted in New York City by a single arbitrator (the "Arbitrator"), who shall be selected pursuant to the provisions of this Section 8.02(b). The Arbitration Demand Notice shall direct the Association to assemble a list of five
          (5) proposed independent arbitrators, each of whom shall be a member of the Association and none of whom may be related to, or affiliated with, any of Employer or Burman or any affiliates of any of them. Within ten (10) days of the delivery of the Arbitration Demand Notice, the Association shall deliver its list of the names of those five (5) proposed independent arbitrators to each party. No later than ten
          (10) days after delivery of said list of proposed independent arbitrators by the Association to the parties, the parties shall cause a meeting to occur between their respective spokespersons (or their authorized representatives), which meeting shall occur at a mutually convenient location in New York City. At that meeting, the two (2) spokespersons shall examine the list of five (5) names submitted to the parties by the Association, and they shall each eliminate two (2) of those names, and the sole remaining proposed arbitrator shall be the Arbitrator. In order to eliminate four (4) of the proposed arbitrators whose names were submitted by the Association, first, the spokesperson for the party who issued the Arbitration Demand Notice shall eliminate a proposed arbitrator of his choice and then the other spokesperson shall eliminate a proposed arbitrator of his choice. The two (2) spokespersons shall continue to eliminate names from the Association's list in this manner until each of them has eliminated two (2) names, and they have thereby selected the Arbitrator through mutual elimination. The two (2) spokespersons shall immediately notify the Association, in writing and by telephone, of the name of the Arbitrator, and they shall direct the Association to contact the Arbitrator in order to schedule the commencement of the arbitration proceedings within the required time period described above. In the event that the chosen Arbitrator is not available to commence the Arbitration proceedings within a thirty (30) day limit, the parties shall direct the Association to engage the last eliminated Arbitrator whose schedule permits commencement of the proceedings within such thirty (30) day period. In the event any party fails to participate in the elimination process, the other party may unilaterally choose the Arbitrator.

               (c) In connection with the arbitration proceedings, each party shall submit, in writing, a description of the dispute(s) giving rise to the arbitration proceedings, together with the specific requested resolution that the submitting party seeks with respect to each component of the dispute or each matter in dispute. The Arbitrator shall be obligated to choose one (1) party's specific requested resolution with respect to each component of, or each matter comprising, the dispute, without being permitted to effectuate any compromise position as to any such matters or disputes. Except as otherwise stated in this Section 8.02 and as the parties otherwise expressly agree in writing, the arbitration proceeding shall be conducted in accordance with the Rules then in effect. The decision or award rendered by the Arbitrator shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in the State of New York, or any other court of competent jurisdiction.

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

               (d) The party whose requested resolution is not selected by the Arbitrator shall bear the cost of all counsel, experts or other representatives which are retained by the parties in the arbitration proceeding, together with all other costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the Arbitrator (collectively, "Arbitration Expenses"). If the dispute resolved by the Arbitrator involves more than one matter, issue or component, then the burden to pay the Arbitration Expenses shall be allocated between each of Acquiror and Contributor, in the manner reasonably deemed appropriate by the Arbitrator in light of the value to each of Acquiror and Contributor, respectively, of those matters or components for which their respective requested resolution was not selected.

               (e) Unless otherwise agreed in writing, during the period of time that any arbitration proceeding is pending under this Agreement, the parties shall continue to comply with all those terms and provisions of this Agreement which are not the subject of their dispute and the pending arbitration proceeding.

               (f) Subject to Section 9.05, nothing herein contained shall deny any party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding or auxiliary to any previously commenced arbitration proceeding.

Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Article VIII shall survive termination or expiration of this Agreement.

ARTICLE IX - GENERAL PROVISIONS

     9.01 Any notices to be given under this Agreement by either party to the other must be in writing and may be effected either by personal delivery or by a reputable next-day overnight delivery service which obtains a signed receipt for its deliveries. Notices delivered personally shall be deemed communicated as of the actual receipt by the addressee. Notices sent by next-day overnight delivery service shall be deemed communicated on the next business day after being sent. Notices shall be addressed as follows:

              If intended for Burman:


                      Jan Burman
                      575 Underhill Boulevard, Suite 125
                      P.O. Box 830
                      Syosset, New York 11791


            If intended for Employer:
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








                     First Industrial Realty Trust, Inc.
                     150 North Wacker Drive, Suite 150
                     Chicago, Illinois 60606
                     Attn:    Michael Brennan,
                              Chief Operating Officer


     9.02 This Agreement shall be governed by and construed in accordance with the laws of New York.

     9.03 This Agreement is a contract for personal services of Burman, and as such, is not assignable by Burman.

     9.04 This Agreement shall not be assignable by Employer except with the prior written approval of an assignment and of the proposed assignee by Burman. Notwithstanding the foregoing, Employer may assign its rights under this Agreement to any entity which acquires title to all of Employer's Real Property Assets in the Territory, without Burman's prior approval, subject to the following two (2) conditions:

          1. Employer shall stand as surety for the performance of the assignee under this Agreement; and

          2. If, after being informed of the assignment and of the identity of the assignee, Burman is not willing to be employed by the assignee, upon three
(3) months' prior written notice to Employer and to the assignee, Burman may terminate this Agreement.

     9.05 SUBJECT TO SECTION 8.02, THE PARTIES AGREE THAT ALL DISPUTES BETWEEN ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN LAW OR EQUITY OR OTHERWISE, SHALL BE RESOLVED BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, BUT THE PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT OUTSIDE OF SUCH COUNTY.

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


     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Employment Agreement to be duly signed the day and year first above written.

                                  FIRST INDUSTRIAL REALTY TRUST, INC.


                                  By:     Johannson L. Yap
                                  ----------------------------------------------
                                  Name:   Johannson L. Yap
                                  Title:  Senior Vice President -- Acquisitions



                                  Jan Burman
                                  ----------------------------------------------
                                  Jan Burman

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